Exhibit 99.1

PRESS RELEASE

Contact:	Thomas J. Sandeman Chief Financial Officer (205) 868-2549

WALL STREET DELI, INC. CONSIDERS STRATEGIC ALTERNATIVES
Expects Fourth Quarter Loss
Primary Lender Extends Line of Credit

BIRMINGHAM, Ala. (June 18, 2001) — Wall Street Deli, Inc. (OTCBB: WSDI) today reported that it has engaged Liuzza Management Consulting, L.L.C. to advise the Company on strategic alternatives for enhancing shareholder value and to coordinate a series of activities on behalf of the Board. In view of increasing losses and adverse trends, the Company is actively pursuing a number of alternatives. In addition to accelerated closings or sale of unprofitable units already being undertaken, the Company is considering seeking additional short-term or long-term capital in the form of either debt or equity, a possible merger or sale of part or all of the company, other forms of reorganization of the Company’s capital structure, and the development of other forms of strategic alliances with outside parties. The Company has previously cautioned that unless one or more of these alternatives is successful, it may be unable to continue as a going concern.

     The Company expects to report a loss for the fourth fiscal quarter ending June 30, 2001, based on continuing declines in sales volume, as well as losses associated with sold and closed units and recently-flooded units in Houston, Texas. These losses will result in significant additional impairments of long-term assets including leasehold improvements and the deferred tax asset, though the extent of the additional impairments is not yet determinable. The Company has sold seven units and closed seven restaurants during the fourth quarter and may also franchise or close up to five additional ones in the balance of the fourth fiscal quarter. Fourth quarter results will also be affected by the recent flooding in Houston that has disrupted operations at three company-owned restaurants.

     The Company also reported that its primary lender has extended its line of credit through July 5, 2001, and waived compliance with financial covenants as of the end of the third quarter. It is expected that at the end of the fourth quarter, the Company will continue to be in non-compliance with the financial covenants. The Company is in the process of requesting additional extensions and waivers, but it is not known whether or how long the lender will continue to grant additional extensions and/or waivers of noncompliance with financial covenants.

     Wall Street Deli currently operates 74 company-owned and 21 franchised restaurants. Two additional restaurants are closed due to flooding. The Company’s stock is traded on the OTC Bulletin Board under the symbol WSDI.

     The statements in this press release that are not historical fact are forward-looking statements that involve significant risks and uncertainties including, but not limited to, continued availability of financing, the ability to consummate additional asset sales and other possible transactions, recent changes in management, weather conditions and seasonal effects, competitive effects, and numerous other risks detailed in the Company’s 10-Q for the quarter ended March 31, 2001, and other filings with the Securities and Exchange Commission.